UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 24, 2007

Date of Report (Date of Earliest Event Reported)

KENMAR GLOBAL TRUST

(Exact name of Registrant as Specified in its Charter)

Delaware	333-09898	06-6429854
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 King Street, Rye Brook, New York	10573
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 307-7000

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On August 24, 2007, the Registrant’s managing owner, Preferred Investment Solutions Corp. (the “Managing Owner”), agreed to acquire all the Registrant’s rights, title and ownership interest to the Registrant’s deposits in an enhanced money market account (the “Account”) with Sentinel Management Group Inc., an SEC-registered investment adviser and a CFTC-registered futures commission merchant (“Sentinel”). The acquisition price will be approximately $1.685 million, the value recorded by the Registrant as of the close of business on August 10, 2007 based on the value of the Account reported to it by Sentinel.

The Managing Owner agreed to acquire Registrant’s interest in the Account in order to ensure that Registrant’s Unitholders avoid any possible loss which results from the Sentinel bankruptcy (described below).

On August 13, 2007, Sentinel suspended withdrawals by its clients from Sentinel accounts. On August 17, 2007, Sentinel filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. On August 20, 2007, the SEC filed an action against Sentinel alleging “…fraud and misappropriation and misuse of client assets…”. Sentinel’s assets are now frozen, and it is not currently possible to determine how much, if any, of the Account value will be recovered, and if so, when that recovery will occur. The Managing Owner’s acquisition of the Registrant’s interest in the Account will ensure that the Registrant and its Unitholders are not negatively impacted by the foregoing circumstances, and also will permit Registrant’s ongoing operations to continue normally.

The purchase price to be paid by the Managing Owner to the Registrant for its interest in the Account is the recorded value of the Registrant’s deposits in the Account as reported to it by Sentinel as of the close of business on the business day immediately preceding the day on which withdrawals from the Account were suspended by Sentinel.

Item 7.01	Regulation FD Disclosure

On August 24, 2007, the Registrant issued a letter to its Unitholders with respect to the matters described above in Item 2.01 herein, the form of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Letter dated August 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

KENMAR GLOBAL TRUST
(Registrant)

	By:	Preferred Investment Solutions Corp.
its Managing Owner

Date: August 24, 2007	By:	/s/ Lawrence S. Block
		Name:	Lawrence S. Block
		Title:	Senior Vice President and
General Counsel